SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 22, 2013

INTERNATIONAL STEM CELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51891	20-4494098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5950 Priestly Drive, Carlsbad, California 92008

(Address of principal executive offices, including zip code)

(760) 940-6383

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 22, 2013, to obtain funding for working capital purposes, International Stem Cell Corporation (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Dr. Andrey Semechkin and Dr. Simon Craw to sell a total of 10,125,000 shares of common stock at a price of $0.20 per share, for a total purchase price of $2,025,000. Dr. Andrey Semechkin is the Company’s Co-Chairman and Chief Executive Officer. Dr. Simon Craw is the Company’s Executive Vice President Business Development. The sale of the shares of common stock was completed on January 22, 2013. In connection with the sale of these shares the Company issued to each purchaser a warrant, exercisable for a period of 5 years, to purchase (at an exercise price of $0.20 per share) a number of shares of common stock equal to 50% of the shares purchased by that purchaser, for a total of 5,062,500 shares subject to the warrants.

The shares and warrants were offered and sold to the purchasers in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder. Each purchaser is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

See Item 1.01 regarding the sale of 10,125,000 shares of common stock and warrants to purchase up to 5,062,500 shares of common stock.

Immediately before the sale of the shares and warrants described in Item 1.01, the Company issued an additional 8,000,000 shares of common stock upon conversion of all outstanding shares of Series C Preferred Stock held by one investor. These shares of common stock issued upon conversion of the Series C Preferred Stock were issued at the existing conversion rate for the Series C Preferred Stock. These shares of common stock were sold in exchange for previously issued securities in a transaction exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	EXHIBITS

Exhibit No.	Exhibit Description

10.1	Securities Purchase Agreement dated January 22, 2013

10.2	Form of Warrant Agreement

International Stem Cell Corporation

By:	/s/ Linh T. Nguyen
Linh T. Nguyen
Chief Financial Officer

Dated: January 23, 2013